UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 12, 2013

Plug Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34392	22-3672377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York	12110
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (518) 782-7700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 12, 2013, Plug Power Inc. (the "Company") received a notice from The NASDAQ OMX Group indicating that the Company has not regained compliance with NASDAQ Listing Rule 5550(a)(2), the minimum bid price rule, because the Company's common stock did not maintain a minimum closing bid price of $1.00 per share over a period of 10 consecutive business days ending on or prior to April 10, 2013. In accordance with NASDAQ rules, the Company is eligible for an additional period of 180 calendar days, until October 7, 2013, to regain compliance with the minimum bid price rule. If at any time before October 7, 2013, the closing bid price of the Company's common stock is $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has regained compliance with the minimum bid price rule. In the event that the Company does not regain compliance with the minimum bid price rule prior to the expiration of the 180-day period, NASDAQ will notify the Company that its securities will be delisted. However, the Company may appeal the delisting determination to a NASDAQ hearing panel and the delisting will be stayed pending the panel's determination. At this hearing, the Company would present a plan to regain compliance and NASDAQ would then subsequently render a decision. The Company is currently evaluating its alternatives to resolve the listing deficiency.

On April 16, 2013, the Company issued a press release announcing that it had received the deficiency notice described above. The full text of the press release is attached to this current report on Form 8-K as Exhibit 99.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Chief Financial Officer of the Company

On April 12, 2013, Gerald A. Anderson resigned from his positions as Chief Financial Officer and Senior Vice President of the Company.

(c) Appointment of Interim Chief Financial Officer and Chief Accounting Officer of the Company

On April 16, 2013, the Company announced that David P. Waldek has been appointed as the interim Chief Financial Officer of the Company and Jill McCoskey has been appointed as the Chief Accounting Officer of the Company. Each appointment is effective immediately.

Mr. Waldek, 48, has been a founding partner of CFO Advisory Group, LLC, a financial and business solutions advisory firm, since 2005. Prior to founding CFO Advisory Group, Mr. Waldek served as Chief Financial Officer of Albany Molecular Research, Inc., a publicly held drug discovery and development company, from March 1999 to November 2004.

Mrs. McCoskey, 45, has served as Controller of the Company since 2008.

(d) Appointment of new member of the Board of Directors

On April 16, 2013, the Board of Directors (the "Board") of the Company appointed Johannes M. Roth to serve as a director of the Company effective April [16], 2013. Mr. Roth was appointed to serve as a Class II director with a term expiring at the annual meeting of stockholders to be held in 2013. The Board currently consists of nine directors divided into three classes, as follows: Class I (term expiring 2015) - Andrew Marsh, Gary K. Willis and Maureen O. Helmer, Class II (term expiring 2013) - George C. McNamee, Evgeny Rasskavoz and Mr. Roth and Class III (term expiring 2014) Larry G. Garberding, Douglas T. Hickey and Evgeny Miroschnichenko. All of the directors are independent, with the exclusion of Mr. Marsh, the Company's President and Chief Executive Officer.

Mr. Roth, 34, is the founder and Managing Director of FiveT Capital Holding AG, an investment holding company based in Switzerland with businesses specializing in asset management, risk management and alternative investments. Mr. Roth is also a Portfolio Manager and Managing Director at FiveT Capital AG, Zürich, Switzerland, which advises several long-only funds and operates an asset management business for high net-worth individuals.

In connection with his appointment to the Board, Mr. Roth became a party to the Company's standard indemnification agreement with nonemployee directors and was granted options to purchase 65,000 shares of the Company's common stock at an exercise price of $0.17 per share (the closing price of the Company's common stock on the NASDAQ Capital Market on April 15, 2013) in accordance with the Company's Non-Employee Director Compensation Policy.

A copy of the Company's press release announcing the appointments of Mr. Waldek, Mrs. McCoskey and Mr. Roth and the departure of Mr. Anderson is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

99.1	Press Release of Plug Power Inc. dated April 16, 2013

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plug Power, Inc.
Date: April 16, 2013	By: /s/ ANDREW MARSH Andrew Marsh Chief Executive Officer